Exhibit 99.1

State Auto Financial announces property aggregate excess catastrophe reinsurance agreement for personal insurance and business insurance segments

COLUMBUS, Ohio – January 6, 2015 – State Auto Financial Corporation (Nasdaq:STFC) today announced that the State Auto Group has entered into a one year property aggregate excess catastrophe reinsurance agreement, effective Jan. 1, 2015, with a syndicate of reinsurers covering property business underwritten by its personal insurance and business insurance segments, including automobile physical damage. This aggregate excess reinsurance agreement replaces the State Auto Group’s homeowner quota share reinsurance agreement that had been in place for the prior three years. Under the quota share reinsurance agreement, which terminated in accordance with its terms on Dec. 31, 2014, the State Auto Group ceded to reinsurers 75% of its homeowner business during the term of the agreement.

The new property aggregate excess catastrophe reinsurance agreement provides reinsurance coverage of $75 million during 2015 for PCS numbered catastrophes after the retention of $165 million of losses by the State Auto Group. Individual occurrences are not subject to an occurrence deductible, but are subject to a maximum amount of $55 million consistent with the Group’s retention under its existing property catastrophe excess of loss reinsurance agreement. The agreement excludes property risks underwritten by the specialty insurance segment.

As a result of the termination of the homeowner quota share reinsurance agreement, approximately $89 million of unearned premiums and $63 million of cash will be returned to STFC. The net difference of approximately $26 million represents the return of ceding commission to the reinsurers and will increase deferred policy acquisition costs and reduce other liabilities.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Corporate Headquarters

518 E. Broad St.

Columbus, OH 43215

614.464.5000

800.444.9950

For additional information:

StateAuto.com/STFC

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State Auto Financial Corporation news release, Page 2

January 6, 2015

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.